UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2009

Icagen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50676	56-1785001
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 350 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 941-5206

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2009, in light of current economic and financial conditions and their impact on Icagen, Inc. (the “Company”), Dr. P. Kay Wagoner, Ph.D., the Company’s President and Chief Executive Officer, entered into a letter agreement with the Company (the “Letter Agreement”) pursuant to which she voluntarily (i) declined a 2% cost-of-living base salary increase approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) for 2009 and (ii) reduced her base salary by 10% of its 2008 level. As a result, Dr. Wagoner’s base salary for fiscal year 2009 will be $334,152 (the “Adjusted Salary”), rather than the $378,706 base salary that was approved by the Compensation Committee for fiscal year 2009 (the “Approved Salary”).

Pursuant to the Letter Agreement, Dr. Wagoner’s Adjusted Salary will continue in effect until such time as the Compensation Committee, in its discretion, determines that conditions warrant payment of the Approved Salary or a different base salary, provided that upon the occurrence of a Change of Control of the Company, as defined in Dr. Wagoner’s employment agreement with the Company, the Approved Salary (or such other base salary approved by the Compensation Committee and then in effect) will be automatically reinstated. Dr. Wagoner’s bonus target for 2009, which is 50% of her base salary, will be calculated based upon the Approved Salary rather than the Adjusted Salary, and in the event Dr. Wagoner becomes entitled to severance payments under the terms of her employment agreement, the amount of such payments will be also be calculated based upon the Approved Salary rather than the Adjusted Salary.

The Letter Agreement is attached as Exhibit 99.1 hereto and incorporated herein by reference. The foregoing summary of the Letter Agreement is qualified entirely by reference to the full text of the Letter Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Letter Agreement, dated February 11, 2009, between the Company and P. Kay Wagoner

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAGEN, INC.

Date: February 11, 2009	By:	/s/ P. Kay Wagoner, Ph.D.
P. Kay Wagoner, Ph.D.
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter Agreement, dated February 11, 2009, between the Company and P. Kay Wagoner